                  Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders of
OFI Tremont Core Strategies Hedge Fund:

We consent to the incorporation by reference in the registration  statement
(No. 811-21110) on Form N-2 of OFI Tremont Core Strategies Hedge Fund (hereafter referred  to as the  "Fund")  of our report  dated May 27,  2008,  which  report appears in the March 31, 2008 annual report on Form N-CSR of the Fund.

We also consent to the references to our firm under the headings "Financial
Highlights" in the Prospectus and "Independent Registered Public Accounting Firm
and Legal Counsel" in the Statement of Additional Information.

/s/ KPMG LLP

New York, New York
July 25, 2008